SCHEDULE 14A (Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant	[ X ]
Filed by a Party other than the Registrant	[ ]

Check the appropriate box:
[ ]	Preliminary Proxy Statement
[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X ]	Definitive Proxy Statement
[ ]	Definitive Additional Materials
[ ]	Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12

TS&B HOLDINGS, INC.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X]	No fee required
[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

[ ]	Fee paid previously with preliminary materials.
[ ]

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or Schedule and the date of its filing.

1)	Amount previously paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

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June 28, 2004

To the Stockholders of TS&B Holdings, Inc.:

On behalf of our Board of Directors, officers and employees, I cordially invite all stockholders to attend the Annual Meeting of Stockholders of TS&B Holdings, Inc., which will be held on Tuesday, August 17, 2004, at 11:00 a.m. in offices of TS&B Holdings, Inc., 7380 Sand Lake Road, Suite 500, Orlando, FL 32819

The nature and details of the business to be conducted at the Annual Meeting are provided in the enclosed Notice of Annual Meeting of Stockholders and Proxy Statement. We have also enclosed our 2003 Annual Report on Form 10-KSB which provides additional information regarding our financial results during the fiscal year which ended June 30, 2003.

Whether or not you attend the meeting, it is important that your shares be voted on matters that come before the meeting.  If you are unable or plan not to attend, I urge you to promptly complete, sign, date and return the enclosed proxy card (sometimes referred to as the “Proxy”) in the prepaid envelope provided.  Even if you intend to be present at the meeting, returning the Proxy will not limit your right to vote in person or to attend the Annual Meeting, but will ensure your representation if your circumstances change and you cannot attend. If you hold shares in more than one name, or if your stock is registered in more than one way, you may receive more than one copy of the proxy material. If so, please sign and return each of the proxy cards that you receive so that all of your shares may be voted. The Proxy is revocable at any time prior to its use.

 Sincerely,

 /s/ James Jenkins

 James Jenkins

 President and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

June 28, 2004

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of TS&B Holdings, Inc., a Utah corporation (the “Company”), will be held Tuesday, August 17, 2004, at 11:00 a.m. in offices of TS&B Holdings, Inc., for the following purposes:

I	To elect five (5) directors to serve for the upcoming year;
Ii	To consider and act upon a proposal to ratify the selection of Bauman, Raymondo, LLP as the Company's independent accountants for the year ending June 30, 2004;
Iii	To ratify the terms of a class of preferred stock;
Iv	To ratify the creation of certain committees to serve within the Board of Directors and provided guidance to the Company;
V	To authorize the increase the number of shares authorized for issuance;
Vi	To ratify prior action of the Company electing to be governed as a Business Development Company under the Investment Company Act of 1940;
Vii

To consider and act upon a proposal to allow the sale of stock issued by the Company at a price determined by the Board of Directors but which may be below the “net asset value” as that term is defined hereinbelow; and

Viii	To transact such other business as may properly come before the meeting or any adjournment thereof.

The close of business on Monday, June 21, 2004 has been fixed as the record date for determining the stockholders entitled to notice of and to vote at the Annual Meeting. Only holders of record of Class A Common Stock of the Company at that date are entitled to vote at the Annual Meeting or any adjournments thereof.

 By Order of the Board of Directors,

 /s/ Charles Giannetto

 Charles Giannetto

 Secretary

Orlando, Florida

June 28, 2004

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TS&B HOLDINGS, INC.

Orlando, Florida

June 28, 2004

PROXY STATEMENT

This Proxy Statement is being mailed on or about June 28, 2004 to holders of record as of June 21, 2004 (the “Record Date”), of Class A common stock, par value $0.0001 per share (“Class A Common Stock”), of TS&B Holdings, Inc. (the “Company” or “TS&B”) in connection with the solicitation by the Board of Directors of the Company of a proxy in the enclosed form for the Annual Meeting of Stockholders of the Company to be held on August 17, 2004 (the “Annual Meeting”).

A proxy card is enclosed for your use. YOU ARE REQUESTED TO SIGN, DATE AND RETURN THE PROXY CARD IN THE ACCOMPANYING ENVELOPE, which requires no postage if mailed in the United States.

If no instructions are specified on the proxy, shares represented thereby will be voted for the election of the five nominees listed herein as directors of the Company and for Proposals 2, 3, 4, 5, 6 and 7 described herein.

Any stockholder, who has given a proxy, may revoke his or her proxy by executing a proxy bearing a later date or by delivering written notice of revocation of his or her proxy to the Secretary of the Company at the Company's executive offices at any time prior to the meeting or any postponement or adjournment thereof. Any stockholder who attends in person the Annual Meeting or any postponement or adjournment thereof may revoke any proxy previously given and vote by ballot.

As of June 21, 2004, there were 486,566,700 shares of Class A Common Stock and 3,700,000 shares of issued and outstanding preferred stock. The presence of the holders of a majority of the issued and outstanding shares of Class A Common Stock entitled to vote at the Annual Meeting, either in person or represented by properly executed proxies, is necessary to constitute a quorum for the transaction of business at the Annual Meeting. Abstentions and broker “non-votes” (which result when a broker holding shares for a beneficial owner has not received timely voting instructions on certain matters from such beneficial owner) will be counted for purposes of determining the existence of a quorum at the Annual Meeting. If there are not sufficient shares represented in person or by proxy at the meeting to constitute a quorum, the meeting may be postponed or adjourned in order to permit further solicitation of proxies by the Company. Proxies given pursuant to this solicitation and not revoked will be voted at any postponement or adjournment of the Annual Meeting in the manner set forth above.

Utah law specifies that directors must be elected by a plurality of the votes cast by holders of shares of Class A Common Stock and the approval of any other matters will require the affirmative vote of holders of a majority of the shares of Class A Common Stock whose votes are cast on the subject matter. Cumulative voting for the election of directors is not permitted. Abstentions will be treated as shares present and will count for purposes of determining the presence of a quorum, but abstentions will not be counted for purposes of determining an affirmative plurality or majority vote. Shares relating to any proxy as to which a broker non-vote is indicated will be considered present and count for determining the presence of a quorum, but broker non-votes will have no effect on the outcome of the vote on any proposals.

Accordingly, in the case of shares that are present at the Annual Meeting for quorum purposes, not voting such shares for a particular nominee for director (Proposal 1) will not prevent the election of such nominee if other stockholders vote for such nominee, nor will an abstention on (i) the proposal to ratify the appointment of the Company's auditors (Proposal 2) or (ii) the proposal to ratify the terms of a class of preferred stock (Proposal 3); or (iv) the proposal to ratify the creation of certain committees to serve within the Board of Directors and provided guidance to the Company (Proposal 4); or (v) the proposal to authorize the increase of the number of shares authorized for issuance (Proposal 5); or (vi) the proposal to ratify prior action of the Company electing to be governed as a Business Development Company under the Investment Company Act of 1940 (Proposal 6); or (vii) the vote to indicate the stockholders' approval of the decision to allow future sales of Common Stock below the net asset value of such shares (Proposal 7) operate as a vote “against” such proposals.

The expense of preparing, printing and mailing proxy solicitation materials will be borne by the Company. In addition, certain directors, officers, representatives and employees of the Company may solicit proxies by telephone and personal interview. Such individuals will not receive additional compensation from the Company for solicitation of proxies, but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation.  Banks, brokers and other custodians, nominees and fiduciaries also will be reimbursed by the Company for their reasonable expenses for sending proxy solicitation materials to the beneficial owners of Class A Common Stock and The Company's Annual Report on Form 10-KSB for the year ended June 30, 2003 (the “Annual Report”), which contains the Company's financial statements for such year, is being mailed to all stockholders entitled to vote at the Annual Meeting with this Proxy Statement.

PROPOSAL 1

ELECTION OF DIRECTORS

The number of directors of the Company currently is fixed at five. The Board of Directors has nominated the five persons named below to serve as directors until the next Annual Meeting of Stockholders or until their earlier resignation or removal. If any of the nominees should be unavailable to serve for any reason (which is not anticipated), the Board of Directors may (i) designate a substitute nominee or nominees, in which case the persons named on the enclosed proxy card will vote all valid proxy cards for the election of such substitute nominee, (ii) allow the vacancy to remain open until a suitable candidate or candidates is (are) located or (iii) by resolution, provide for fewer directors. Proxies for this Annual Meeting may not be voted FOR more than five nominees.

Nominees for Election at this Annual Meeting.

1.

James Jenkins, age 49

Mr. Jenkins, as CEO, brings over 30 years of diversified experience in senior management, manufacturing operations and financial positions.  Mr. Jenkins has over 18 years of manufacturing experience in high tech electronics in the fields of pre-production engineering, production control and operations at Compugraphic Corporation, Centronics Data Printer, Inc., Gamex Industries, Inc. and Rikal Manufacturing, Inc.  Mr. Jenkins owned and operated Advanced Technical Manufacturing (ATM), a Contract Electronic Manufacturing firm, from 1983 to 1991.  He has over 15 years experience in raising capital and structuring financial transactions in manufacturing and real estate.  He is a General Partner in TCK, LLP.  Mr. Jenkins attended Northern Essex Community College and Daniel Webster Community College for business management.

2.

C. Giannetto, age 49

Mr. Giannetto, as Executive Vice President and Chief Legal Officer,, is a graduate of the University of Minnesota.  He received his law degree from William Mitchell College of Law in 1980 and was in private practice for 20 years. Mr. Giannetto is presently a principal and officer with the investment banking firm of TS&B Holdings, Inc., Orlando, Florida. Mr. Giannetto has extensive experience in corporate & securities law; real estate and real estate development and commercial law and  business development.

3.

James V. Sadrianna, age 44

James V. Sadrianna, Director, brings over 22 years of diversified experience in the areas of accounting, finance and taxation.  Mr. Sadrianna has been Chief Financial Officer for a number of sport related companies as well as a package goods company shipping into the Food and Beverage industry.  Mr. Sadrianna has extensive experience in the merger and acquisition arena.  Mr. Sadrianna also has worked for Coopers & Lybrand, LLP and the Internal Revenue Service.  Mr. Sadrianna received a Masters of Business Administration degree and a Bachelors of Business Administration degree, each in Accounting, and a Juris Doctorate degree from Pace University.  Mr. Sadrianna is a Certified Public Accountant in both New York and Florida and admitted before the bar in New York

4.

Earl Ingarfield, age 45

Mr. Ingarfield has been the sole owner of  various privately held companies in the U.S. and Canada. Mr. Ingarfield has been involved in diverse enterprises including,  restaurants, oil wells and real estate. From 1979 to 1987 he played professional hockey for the Atlanta Flames, the Calgary Flames and the Detroit Red Wings. In addition, for many years, Mr. Ingarfield was involved with Winston Cup Racing, Indy Car Racing and offshore boat racing.

5.

James A. Reskin, age 5X

Mr. Reskin is a graduate of Occidental College and Northwestern University School of Law.  He practiced law with Katten, Muchin, Zavis, Peearl and Galler (now known as KMZ Rosenman) where he practiced in the area of  real estate and syndications.  He acted as a correspondent lender to small life insurance companies and other funds with Mid-North Financial Services in Chicago before beginning real estate development with the firm RLB Properties, Ltd. which he founded in Louisville, KY.  In addition to practicing law in his own firm, James A. Reskin & Associates since 1986, he has been providing consulting services to small businesses as a founding partner of Practical Business Concepts, LLC.  He helped create and was the original director of operations of the Center for eWorld Education, an innovative educational institution founded by Bellarmine University.  He served as president and later CEO of FullCircle Registry, Inc. (OTCbb: FLCR) until March 2003.  He presently serves as CEO of Intra-Asia Entertainment Corporation (OTCbb: IRAE).  He holds a stock position of less than 5% and does not presently serve as an officer of the Company and therefore will serve as a independent director.

Vote Required For Approval.

The vote of a plurality of holders of the outstanding shares of Class A Common Stock present in person or represented by duly executed proxies at the Annual Meeting for the election of a given nominee is necessary to elect such nominee as a director of the Company.  Accordingly, the five director nominees receiving the greatest number of votes cast will be elected, regardless of the number of votes withheld for the election of such director nominees.  Shares represented by an executed proxy in the form enclosed will, unless otherwise directed, be voted for the election of the five persons nominated to serve as directors.

The Board of Directors unanimously recommends that stockholders vote FOR the election of the five persons nominated to serve as directors.

Additional Information.

Board Organization and Meetings.

During the fiscal year ending June 30, 2003, the Board of Directors has already acted on seven occasions by unanimous written consent and does not anticipate any further actions.

The Company has now created standing audit, investment and compensation committees which it established based on the belief of the board that establishing same was feasible and in the best interest of the Company (the ratification of which is before the shareholders as Proposal 4).  The Company does not presently have a nominating committee.  Given the size and nature of the Board, it is believed that such a separate committee is not necessary or feasible at this time.  Instead, our presently-seated directors and executive officers are responsible for reviewing and recommending potential nominees to the Board of Directors, but do not follow any specific process in identifying and evaluating the nominees. Historically, including for purposes of this forthcoming Annual Meeting, nominations have never been submitted by the Company's stockholders and our directors have therefore never considered any such nominations. However, if, in the future, stockholders would like to nominate persons for election as directors, they be able to submit such nominations in writing either by mail to the Board of Directors, c/o , TS&B Holdings, Inc., 7380 Sand Lake Road, Suite 500, Orlando, FL 32819. In order to ensure that our Board has a reasonable opportunity to evaluate such nominations, the Company requests that such nominations be submitted no later than 120 days prior to the mailing of our proxy statement.

Access to Directors.

Stockholders may communicate with any or all members of the Board of Directors by writing to the above address. We encourage our directors to attend the annual meeting of stockholders. Of our present members of the Board of Directors, only Charles Giannetto attended the previous annual meeting of stockholders which was held on September 15, 2001 as it was prior in time to appointment of any members of the present board.  Charles Giannetto was nominated to join the Board of Directors at that meeting.

Directors' Remuneration.

The Company currently provides for compensation of its directors on the basis of $500 per quarter.  Directors are also compensated on the basis of $100 per attendance at any meeting or committee meeting (whether in person or by telephone).  Some of the Directors may also receive compensation as officers.  A proposal was approved by the Board that the new Board of Directors will receive compensation commencing with the first meeting held after the Annual Meeting.

PROPOSAL 2

APPOINTMENT OF INDEPENDENT AUDITORS

The Board of Directors, subject to ratification by the stockholders, has appointed Bauman, Raymondo, LLP as independent public accountants to examine and audit the Company's consolidated financial statements for the fiscal year ending June 30, 2004. Bauman, Raymondo, LLP has served as the Company's independent public accountants since November 2003 but did not perform the audit of the Company's 2003 financial statements.

Vote Required For Approval.

 The affirmative vote of holders of a majority of the shares of Class A Common Stock whose votes are cast on this proposal is required to ratify the appointment of the Company's independent accountants. Shares represented by an executed proxy in the form enclosed will, unless otherwise directed, be voted “FOR” the ratification of the appointment of Bauman, Raymondo, LLP as the Company's independent auditors.

 The Board of Directors unanimously recommends that stockholders vote FOR the ratification of the appointment of Bauman, Raymondo, LLP as independent public accountants to audit the Company's consolidated financial statements for the fiscal year ending June 30, 2004.

Audit Fees and Audit Related Fees.

The aggregate fees billed for services rendered through the date of this Proxy Statement for professional services rendered by Bauman Raymondo, LLP for the review of the financial statements included in our quarterly reports on Form 10-QSB were $5,487.50.  The Firm of Bauman Raymondo, LLP did not perform any work in connection with the audit of our annual financial statements for any prior period.  The fees described in this paragraph include assurance and related services related to the performance of the audit or review of our financial statements and accounting services relating to the preparation of various registration statements and other regulatory filings made by the Company.

Tax Fees and Other Fees.

Bauman Raymondo, LLP has not performed any other services such as preparation of federal or other tax returns and has not been paid for any such services.

PROPOSAL 3

RATIFICATION OF TERMS OF PREFERRED SHARES

The Board of Directors, under authority of the ByLaws of the Company, has designated that preferred shares shall have a preference as to payment of dividends but no fixed requirement or amount of dividends and a conversion into common stock on the basis of One Hundred (100) shares of common stock for each share of preferred stock.  No other conditions or terms of the preferred stock have been designated at this time.

Vote Not Required For Approval.

The affirmative vote of holders of a majority of the shares of Class A Common Stock whose votes are cast on this proposal is not required to ratify the designation of rights, terms or conditions of this class of stock, such designation of such rights, terms or conditions being reserved to the Board of Directors.  Notwithstanding, the Board of Directors seeks ratification to affirm shareholder confidence of such actions.  Shares represented by an executed proxy in the form enclosed will, unless otherwise directed, be voted “FOR” the ratification of the designation of the described rights granted to holders of preferred shares.  The Board of Directors unanimously recommends that stockholders vote FOR the ratification of the designation of the described rights granted to holders of preferred shares.  Notwithstanding such vote, the Board of Directors may decide not to rescind its prior action and/or may decide to take no action in conformity with the outcome of this vote.

Effect of Conversion.

The effect of a conversion of all shares of preferred stock shall be issuance of a large number of shares of common stock to holders of the preferred stock.  Given the conversion factor,  holders of the preferred stock might obtain sufficient numbers of common stock to obtain increased influence or even control of the Company.  Given that the holders of the preferred stock include members of management and certain directors, such a conversion and the subsequent increase in number of voting shares in such members of management and directors would have the effect of preserving the control or allowing the preservation of such control in such members of management and certain directors.  It is the belief of present management that consistency will allow the Company to realize certain objectives of present management which objectives, in the view of present management, might require such long-term consistency of management.

PROPOSAL 4

RATIFICATION OF BOARD COMMITTEES

The Board of Directors, under authority of the ByLaws of the Company, has designated that certain members of the Board of Directors should also serve within the confines of designated committees.  Certain committees, including audit and compensation committees, have been designated as required for proper governance of public companies generally and an investment committee has been viewed as the appropriate governing mechanism to insure adherence to consistent and prudent investment guidelines for investment companies. Therefore, the Board has created audit, compensation and investment committees and designated membership for each committee as follows:

Audit Committee:  James V. Sadrianna, an independent director and experienced certified public accountant, serves as the sole member of the audit committee and also serves as the “Audit Committee Financial Expert” as indicated under Sarbannes-Oaxley Act.

Compensation Committee:  James A. Reskin and Earl Ingarfield, each independent directors, and James Jenkins, the Company’s CEO, serve as members of the compensation committee.

Investment Committee:  All five directors present serve in the capacity of members of the investment committee and participate in the review of investment decisions.

Vote Not Required For Approval.

The affirmative vote of holders of a majority of the shares of Class A Common Stock whose votes are cast on this proposal is not required to ratify the designation of committees or members thereof, such designations being reserved to the Board of Directors.  Notwithstanding, the Board of Directors seeks ratification to affirm shareholder confidence of such actions.  Shares represented by an executed proxy in the form enclosed will, unless otherwise directed, be voted “FOR” the ratification of the designation of the described committees and members thereof.  The Board of Directors unanimously recommends that stockholders vote FOR the ratification of the designation of the described committees and members thereof.  Notwithstanding such vote, the Board of Directors may decide not to rescind its prior action and/or may decide to take no action in conformity with the outcome of this vote.

PROPOSAL 5

INCREASE THE AUTHORIZED NUMBER OF SHARES

The Board of Directors, subject to ratification by the stockholders, seeks to increase the number of shares authorized for issuance.  The present Articles of Incorporation permit issuance of 500,000,000 shares of common stock.  The Board of Directors request that the shareholders approve an increase in the number of authorized shares to 2,000,000,000.  This action is accomplished by amendment of the Articles of Incorporation which are filed with the Secretary of State of Utah.

Vote Required For Approval.

The affirmative vote of holders of a majority of the shares of Class A Common Stock whose votes are cast on this proposal is required to increase the number of shares of stock authorized to 2,000,000,000 and amend the Articles of Incorporation designating this increase.  Shares represented by an executed proxy in the form enclosed will, unless otherwise directed, be voted “FOR” increasing the number of authorized shares and amending the Articles of Incorporation.

The Board of Directors unanimously recommends that stockholders vote FOR increasing the number of authorized shares to 2,000,000,000 and amending the Articles of Incorporation.

Effect of Authorization.

Presently, the number of shares outstanding is very near the number of shares authorized.  Thus, without increasing the number of shares, the Company has no ability to issue shares to raise capital or acquire assets.  Thus, the Company is without the ability to use issuance of stock to execute many aspects of its business model.  Issuance of additional shares will, on the other hand, serve to dilute the ownership percentages of holders of existing shares of common stock.

PROPOSAL 6

RATIFICATION OF ELECTION TO BE TREATED AS A BUSINESS DEVELOPMENT COMPANY

The Board of Directors, under authority of the ByLaws of the Company, has filed an election to be governed as a Business Development Company.  This election became effective on January 13, 2004.

Vote Not Required For Approval.

The affirmative vote of holders of a majority of the shares of Class A Common Stock whose votes are cast on this proposal is not required to ratify the election to be governed as a Business Development Company, such election being reserved to the Board of Directors.  Notwithstanding, the Board of Directors seeks ratification to affirm shareholder confidence of such actions.  Shares represented by an executed proxy in the form enclosed will, unless otherwise directed, be voted “FOR” the election to be governed as a Business Development Company.  The Board of Directors unanimously recommends that stockholders vote FOR the ratification of the election to be governed as a Business Development Company.  Notwithstanding such vote, the Board of Directors may decide not to rescind its prior action and/or may decide to take no action in conformity with the outcome of this vote.

PROPOSAL 7

APPROVAL OF RIGHT TO SELL STOCK BELOW NET ASSET VALUE

The Board of Directors, subject to ratification by the stockholders, has indicated its recommendation of the right of the Company to sell its stock below the net asset value as determined under preparation of its financial statements.

Vote Required For Approval.

 The affirmative vote of holders of a majority of the shares of Class A Common Stock whose votes are cast on this proposal is required to ratify the appointment of the Company's independent accountants. Shares represented by an executed proxy in the form enclosed will, unless otherwise directed, be voted “FOR” the right of the Company to sell its stock below the net asset value as determined under preparation of its financial statements.

 The Board of Directors unanimously recommends that stockholders vote FOR the right of the Company to sell its stock below the net asset value as determined under preparation of its financial statements.

Purpose and Effect of Sale of Shares Below Net Asset Value.

The Company's Board of Directors has unanimously adopted a resolution seeking shareholder approval to sell stock at prices below net asset value. The Board of Directors believes that this is in the Company's best interest as it may be necessary, at some point in the future, to sell stock in order to raise capital for acquisitions or to finance operations. Shareholder approval is being sought to sell stock even in the event the stock prices falls below the net asset value per share.  At present, the net book asset value, per share is approximately $.0025, which is below the current selling price of shares on the open market.  In the event the Company should obtain an opinion of its auditors that the net asset value has increased above the then current stock price of the Company, or such price that an investor is willing to pay for the stock under a block purchase, the Board of Directors would be authorized to sell stock at a price below net asset value per share. If such action were taken, the result would be immediate dilution to existing shareholders and an erosion on the net asset value per share.  It would be based on the discretion of the Board of Directors that the need for such cash or fundraising was greater that the perceived effect of such dilution and erosion of value to existing shareholders.

PROVISION OF CERTAIN ADDITIONAL INFORMATION

The Company's Annual Report for the fiscal year ended June 30, 2003 is being furnished with this Proxy Statement and is incorporated herein by reference.

INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents filed by the Company with the Commission are incorporated herein by reference and shall be deemed to be a part hereof:

•

The Company's Annual Report on Form 10-K for the year ended June 30, 2003.

•

The Company's Quarterly Report on Form 10-Q for the three months ended March 31, 2004.

•

The Company's Amended Articles of Incorporation.

•

The Company's Bylaws as amended from time to time.

Any document incorporated herein by reference can be obtained by contacting the Commission as described above under “Available Information” or by contacting the Company by mail at TS&B Holdings, Inc., 7380 Sand Lake Road, Suite 500, Orlando, FL 32819.

The Company will provide the documents incorporated by reference without charge upon such written or oral request.

AVAILABLE INFORMATION

The Company is subject to the periodic reporting requirements of the Securities Exchange Act of 1934, as amended, and, in accordance therewith, files reports and other information with the Commission. Such reports and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Please call the Commission at (800) SEC-0330 for further information.  Copies of such materials may also be accessed electronically by means of the Commission's home page on the Internet at http://www.sec.gov.”

OTHER BUSINESS

The management of the Company and the Board of Directors know of no matters that are expected to be presented for consideration at the Annual Meeting other than those described in this proxy statement. Should any other matter properly come before the Annual Meeting, however, the persons named in the form of proxy accompanying this proxy statement will vote all shares represented by proxies in accordance with their best judgment on such matters.

SUBMISSION OF STOCKHOLDER PROPOSALS

 Any proposal to be presented by a stockholder at the Company's 2005 Annual Meeting of Stockholders must be received by the Company no later than December 15, 2004, so that it may be considered by the Company for inclusion in its proxy statement and form of proxy relating to that meeting.

INTERESTS OF CERTAIN PERSONS IN THE PROPOSAL

No director, executive officer, associate of any director or executive officer or any other person has any substantial interest, direct or indirect, by security holdings or otherwise, in the proposal to amend the Articles of Incorporation, to permit sale of stock at a price per share below the “net asset value” and take all other proposed actions which is not shared by all other holders of the Company's Common Stock. See “Security Ownership of Certain Beneficial Owners and Management.”

DESCRIPTION OF CAPITAL STOCK

The authorized capital stock of the Company consists of the following:

Common Stock

As of the Record Date, there were 500,000,000 million shares of common stock authorized with a stated par value of $0.001 per share, of which 486,566,700 shares were issued and outstanding, with 13,433,300 shares were authorized but unissued. Immediately following the approval of the increase in the number of authorized shares of Common Stock, there will be 2,000,000,000 shares of Common Stock authorized, of which approximately 486,566,700 will be issued and outstanding and approximately 1,513,433,300 will be authorized but unissued. The holders of the Common Stock vote as a single class and are entitled to one vote per share on all matters to be voted on by the shareholders and have the right of cumulative voting in connection with the election of directors. The holders of Common Stock are entitled to receive pro rata dividends, when and as declared by the Board of Directors in its discretion, out of funds legally available therefore, but only if all dividends on the preferred stock have been paid in accordance with the terms of such preferred stock and there exists no deficiency in the sinking fund for the preferred stock.

Dividends on the Common Stock are declared by the Board of Directors. The payment of dividends on the Common Stock in the future, if any, will be subordinate to the preferred stock, must comply with the provisions of the Utah Revised Statutes and will be determined by the Board of Directors. In addition, the payment of such dividends will depend on the Company's financial condition, results of operations, capital requirements and such other factors as the Board of Directors deems relevant. See “Description of Capital Stock - Common Stock.”

Preferred Stock

As of the Record Date, the Company's Articles of Incorporation authorize the issuance of up to 10,000,000 shares of Preferred Stock. The Board of Directors has the authority to issue the preferred stock and designate the voting rights, preferences and other features of the preferred stock. As of the Record Date, the Company has 3,700,000 shares authorized, issued and outstanding of Class A Preferred Stock .  The Class A Preferred stock is convertible into 100 shares of common stock per share and has no specified provisions for mandatory dividend or sinking fund payments although it would have a preference and it does not currently have any voting rights although it has provision for same upon conversion.

Dividend Policy

We have never paid any cash dividends on our Class A Common Stock and anticipate that, for the foreseeable future, no cash dividends will be paid on our Class A Common Stock.  Payment of future cash dividends will be determined by our Board of Directors based upon conditions then existing, including our financial condition, capital requirements, cash flow, profitability, business outlook and other factors. In addition, our future credit arrangements may restrict the payment of dividends.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of June 21, 2004, the beneficial ownership of the Company's Common Stock (i) by any person or group known by the Company to beneficially own more than 5% of the outstanding Common Stock, (ii) by each Director and executive officer and (iii) by all Directors and executive officers as a group. Unless otherwise indicated, the holders of the shares shown in the table have sole voting and investment power with respect to such shares. The address of all individuals for whom an address is not otherwise indicated is c/o TS&B Holdings, Inc., 7380 Sand Lake Road, Suite 500, Orlando, FL 32819.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned (1)	Percentage of Class (2)
James Jenkins	7,943,000	1.6%
Charles Giannetto	1,600,000	0.3%
James V. Sadrianna	1,000,000	0.2%
Scott Bull	5,000,000	1.0%
James A. Reskin	3,000,000	0.6%
All executive officers and directors as a group (3)	19,543,000	3.9%

(1)

Beneficial ownership includes direct ownership, ownership by affiliates and ownership which is attributed under SEC rules requiring same.

(2)

Percentage of Shares based upon current number of shares outstanding.

(3)

No owners hold more than 5% of common stock based upon current number of shares outstanding.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under the securities laws of the United States, our directors, executive officers and any person holding more than 5% of our common stock are required to file initial forms of ownership of our common stock and reports of changes in that ownership at the Securities and Exchange Commission.  Specific due dates for these forms have been established, and we are required to disclose in this report any failure to file by these dates.

Based solely on our review of the copies of such forms received by it with respect to fiscal 2003, or written representations from certain reporting persons, to the best of our knowledge, all reports were filed on a timely basis.

TRADING MARKET AND PRICE

From June 30, 2002 through the present, our common stock has been traded in the over-the-counter market on the Nasdaq OTC Bulletin Board under the symbol TSBB.  The following table reflects quarterly high and low sales prices of our common stock from June 30, 2002 through June 28, 2004, the date of this statement. Such prices are inter-dealer quotations without retail mark-ups, mark-downs or commissions, and may not represent actual transactions.

Quarter	High	Low
Fourth Quarter, ending June 30, 2002	.25	.04
First Quarter, ending September 30, 2002	.14	.02
Second Quarter, ending December 31, 2002	.095	.013
Third Quarter, ending March 31, 2003	.051	.007
Fourth Quarter, ending June 30, 2003	.02	.006
First Quarter, ending September 30, 2003	.019	.005
Second Quarter, ending December 31, 2003	.1	.007
Third Quarter, ending March 31, 2004	.05	.009
Fourth Quarter, not yet ended, to date	.05	.0037

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth certain summary information regarding compensation paid to our Chief Executive Officer and certain executive officers for services rendered during the fiscal years ended December 31, 2001, 2002 and 2003. Except as listed in the table below, no executive officer holding office in fiscal year 2003 received total annual salary and bonus exceeding $100,000.  No such officers have been awarded any stock options, stock appreciation rights or other long term or incentive compensation not reflected below.

Officer Name	Principal Position	Annual Salary	Bonus Compensation	All Other Compensation
Jim Jenkins	President, Chief Executive Officer and Director	-0-	-0-	-0-
Charles Giannetto	Executive Vice President, Chief Operating Officer, Secretary, and Director	-0-	-0-	-0-

Director Compensation

We currently do not compensate our directors with stock or options for their services in such capacity.  Directors are paid $500 per quarter commencing after September 30, 2004.  We intend to commence compensating Directors on the basis of $100 per attendance at any meeting or committee (whether in person or be telephone).  All expenses incurred by any director will be reimbursed by the Company.

Employment Contracts

We currently have employment contracts which have expired or are due to expire but we have not paid our officers according to the terms of those contracts.  It is anticipated that the Board of Directors, acting through its compensation committee, will review and recommend new employment contracts for all officers.

Indemnification of Officers and Directors

 Our Articles of Incorporation provide that we shall indemnify our officers, directors, employees and agents to the full extent permitted by Utah law. Our Bylaws include provisions to indemnify our officers and directors and other persons against expenses (including judgments, fines and amounts paid for settlement) incurred in connection with actions or proceedings brought against them by reason of their serving or having served as officers, directors or in other capacities. We do not, however, indemnify them in actions in which it is determined that they have not acted in good faith or have acted unlawfully or not in TS&B's best interest. In the case of an action brought by or in the right of TS&B, we shall indemnify them only to the extent of expenses actually and reasonably incurred by them in connection with the defense or settlement of these actions and we shall not indemnify them in connection with any matter as to which they have been found to be liable to TS&B, unless the deciding court determines that, notwithstanding such liability, that person is fairly entitled to indemnity in light of all the relevant circumstances.  We do not currently maintain director's and officer's liability insurance but we may do so in the future.

 Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors and officers pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

CERTAIN TRANSACTIONS

There are no other transactions which we believe are required to be reported in this Information Statement.

The foregoing Notice and Information Statement are sent by order of the Board of Directors.

 By Order of the Board of Directors

 /s/ Charles Giannetto

 Charles Giannetto

 Secretary

Dated: _June_28, 2004___

Proxy

Ts&B Holdings, Inc.

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON AUGUST 17, 2004

 The stockholder(s) whose signature(s) appear(s) on the reverse side of this proxy form hereby appoint(s) James Jenkins and Charles Giannetto or either of them as proxies, with full power of substitution, and hereby authorize(s) them to represent and vote all shares of Class A Common Stock and of the Company which the stockholder(s) would be entitled to vote on all matters which may come before the Annual Meeting of Stockholders to be held in Orlando, FL, at 11 a.m. on Tuesday, August 17, 2004, or at any adjournment thereof. The proxies shall vote subject to the directions indicated on the reverse side of this card and the proxies are authorized to vote in their discretion upon such other business as may properly come before the meeting and any adjournments or postponements thereof. The proxies will vote as the Board of Directors recommends where a choice is not specified.

The nominees for Director are:  James Jenkins; Charles Giannetto; James V. Sadrianna; Scott Bull and James A. Reskin.

The Board of Directors recommends that stockholders vote FOR ALL Directors, FOR Proposal 2, FOR Proposal 3 , FOR Proposal 4 , FOR Proposal 5, FOR Proposal 6 and FOR Proposal 7.

The back page of this letter includes your ballot and instructions.

Sincerely,

 /s/ Charles Giannetto

 Charles Giannetto

 Secretary

Dated: _June_28, 2004___

MARK YOUR VOTES BELOW:

		For	Against	Abstain
I	To elect five (5) directors to serve for the upcoming year;	ð	ð	ð
ii	To consider and act upon a proposal to ratify the selection of Bauman, Raymondo, LLP as the Company's independent accountants for the year ending June 30, 2004;	ð	ð	ð
iii	To ratify the terms of a class of preferred stock;	ð	ð	ð
iv	To ratify the creation of certain committees to serve within the Board of Directors and provided guidance to the Company;	ð	ð	ð
v	To authorize the increase the number of shares authorized for issuance;	ð	ð	ð
vi	To ratify prior action of the Company electing to be governed as a Business Development Company under the Investment Company Act of 1940;	ð	ð	ð
vii

To consider and act upon a proposal to allow the sale of stock issued by the Company at a price determined by the Board of Directors but which may be below the “net asset value” as that term is defined hereinbelow; and

		ð	ð	ð

INSTRUCTIONS:

1)

To withhold authority to vote for any individual nominee or nominees, write the names on the space provided.

 _____________________________________

 _____________________________________

2)

To nominate any other individual or individuals for the office of Director, write the name or names on the space provided.

 _____________________________________

 _____________________________________

3)

Please complete, sign, date and mail the enclosed Proxy in the accompanying envelope even if you intend to be present at the meeting.  Returning the proxy will not limit your right to vote in person or to attend the Annual Meeting, but will ensure your representation if you cannot attend.  If you hold shares in more than one name, or if your stock is registered in more than one way, you may receive more than one copy of the proxy material.  If so, please sign and return each of the proxy cards that you receive so that all of your shares may be voted.  The Proxy is revocable at any time prior to its use.

SIGNATURE(S)

______________________________

 ______________________________

DATE  _______________

(Note: Please sign above exactly as the shares are issued. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give the full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.)